Exhibit 99.1

PRESS RELEASE Contact: Courtney Guertin Public Relations Specialist 401-457-9501 courtney.guertin@lintv.com
LIN TV Announces Departures of CFO and EVP Digital Media
PROVIDENCE, RI, July 23, 2008 — LIN TV Corp. (NYSE:TVL) today announced that its Senior Vice President and Chief Financial Officer, Bart Catalane, has decided to relocate back to the New York area, where his family is based, to become Chief Financial Officer of webloyalty.com. Mr. Catalane joined LIN TV in November 2006 and his last day is anticipated to be August 20, 2008.
A search for a new Chief Financial Officer has been initiated and, in the interim, the strong team that comprises the office of the Chief Financial Officer will continue to perform all day-to-day activities. LIN TV’s President and Chief Executive Officer, Vincent Sadusky, who held the position of Chief Financial Officer and principal financial officer for LIN TV from 2004 to 2006, will reassume Chief Financial Officer duties during the interim period, in addition to performing his duties as President and Chief Executive Officer.
Mr. Catalane said, “It’s been a privilege to serve Vince and the LIN TV Board of Directors. I leave knowing that the management team, strategic position and direction, and balance sheet are among the strongest in the TV broadcast industry.”
Gregory Schmidt, LIN TV’s Executive Vice President Digital Media since 2006, is leaving the Company effective August 15, 2008, to become Chief Executive Officer of Global Translation, Inc., a company in which LIN TV has an investment. Mr. Schmidt joined LIN TV in 1995 as Vice President of New Development, General Counsel and Secretary.
Commenting on his time with the Company, Mr. Schmidt said, “Since I started working for LIN TV more than 13 years ago, I’ve watched the Company grow and evolve to compete very effectively in the digital marketplace. LIN TV is committed to exploring and understanding new digital technologies that will complement its core local news product. I look forward in my new role to partnering with LIN TV on bringing translation and related services to their television stations.”
Mr. Sadusky said, “I want to thank Bart and Greg for their leadership and hard work. They have made valuable contributions to the growth of our business and we wish them well in their future endeavors. Both Bart and Greg have assembled vibrant and hard working teams at LIN TV, and those teams will be pursuing the financial and digital strategies that LIN TV is committed to as a company.”
Safe Harbor Statement
This press release includes statements that may constitute “forward-looking statements,” including statements regarding our future plans and strategies. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, competition for audience and programming, government regulations and new technologies, that could cause our actual results to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in our periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, we undertake no obligation to update these statements for revision or changes after the date of this release.
About LIN TV
LIN TV Corp., along with its subsidiaries, is a local television and digital media company, owning and/or operating 29 television stations in 17 U.S. markets, all of which are affiliated with a national broadcast network. LIN TV’s highly-rated stations deliver important local news and community stories, along with top-rated sports and entertainment programming, to 9% of U.S. television homes, reaching an average of 10 million households per week.
LIN TV is also a leader in the convergence of local broadcast television and the Internet through its television station web sites and a growing number of local online innovations that reach 15% of U.S. broadband households. LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.lintv.com.
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